EXHIBIT 3.3


June 1, 1998

                                WINSTON & STRAWN
                                 200 Park Avenue
                          New York, New York 10166-4193


                                  June 2, 1998


Van Kampen American Capital
  Blue Chip Opportunity and Treasury
  Trust, Series 6
c/o The Bank of New York,
  As Trustee
101 Barclay Street, 17 West
New York, New York 10286

Dear Sirs:

         We have acted as special counsel for the Van Kampen American Capital Blue Chip Opportunity and Treasury Trust, Series 6 (the "Trust") for the purposes of determining the applicability of certain New York taxes under the circumstances hereinafter described.

         The Trust is created pursuant to a Trust Agreement (the "Indenture"), dated as of today (the "Date of Deposit") among Van Kampen American Capital Distributors, Inc. (the "Depositor"), American Portfolio Evaluation Services, a division of an affiliate of the Depositor, as Evaluator, Van Kampen American Capital Investment Advisory Corp., an affiliate of the Depositor, as Supervisory Servicer (the "Supervisory Servicer"), and The Bank of New York, as trustee (the "Trustee"). As described in the prospectus relating to the Trust dated today to be filed as an amendment to a registration statement heretofore filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Prospectus") (File Number 333-52561), the objectives of the Fund are to provide the potential for dividend income capital appreciation through investment in a fixed portfolio of actively traded equity securities of companies engaged in, providing services to companies in, the industry identified in Trust's name, or are the type of securities identified in the name of the Trust. It is noted that no opinion is expressed herein with regard to the Federal tax aspects of securities, the Trust, units of the Trust (the "Units"), or any income, gains or losses in respect thereof.

         As more fully set forth in the Indenture and in the Prospectus, the activities of the Trustee will include the following:

         On the Date of Deposit, the Depositor will deposit with the Trustee with respect to the Trust the securities and/or contracts and cash for the purchase thereof together with an irrevocable letter of credit in the amount required for the purchase price of the securities comprising the corpus of the Trust as more fully set forth in the Prospectus.

         The Trustee did not participate in the selection of the securities to be deposited in the Trust, and, upon the receipt thereof, will deliver to the Depositor a registered certificate for the number of Units representing the entire capital of the Trust as more fully set forth in the Prospectus. The Units, which are represented by certificates ("Certificates"), will be offered to the public upon the effectiveness of the Registration Statement.

         The duties of the Trustee, which are ministerial in nature, will consist primarily of crediting the appropriate accounts with cash dividends and interest received by the Trust and with the proceeds from the disposition of securities held in the Trust and the distribution of such cash dividends, interest and proceeds to the Unit holders. The Trustee will also maintain records of the registered holders of Certificates representing an interest in the Trust and administer the redemption of Units by such Certificate holders and may perform certain administrative functions with respect to an automatic investment option.

         Generally, securities held in the Trust may be removed therefrom by the Trustee at the direction of the Depositor upon the occurrence of certain specified events which adversely affect the sound investment character of the Trust, such as default by the issuer in payment of declared dividends or of interest or principal on one or more of its debt obligations.

         Prior to the termination of the Trust, the Trustee is empowered to sell securities designated by the Supervisor only for the purpose of redeeming Units tendered to it and of paying expenses for which funds are not available. The Trustee does not have the power to vary the investment of any Unit holder in the Trust, and under no circumstances may the proceeds of sale of any securities held by the Trust be used to purchase new securities to be held therein.

         Article 9-A of the New York Tax Law imposes a franchise tax on business corporations, and, for purposes of that Article, Section 208(l) defines the term "corporation" to include, among other things, "any business conducted by a trustee or trustees wherein interest or ownership is evidenced by certificate or other written instrument."

         The Regulations promulgated under Section 208 provide as follows:

                  A business conducted by a trustee or trustees in which interest or ownership is evidenced by certificate or other written instrument includes, but is not limited to, an association commonly referred to as a "business trust" or "Massachusetts trust". In determining whether a trustee or trustees are conducting a business, the form of the agreement is of significance but is not controlling. The actual activities of the trustee or trustees, not their purposes and powers, will be regarded as decisive factors in determining whether a trust is subject to tax under Article 9-A. The mere investment of funds and the collection of income therefrom, with incidental replacement of securities and reinvestment of funds, does not constitute the conduct of a business in the case of a business conducted by a trustee or trustees. 20 NYCRR 1-2.5(b)(2) (July 11, 1990).

         New York cases dealing with the question of whether a trust will be subject to the franchise tax have also delineated the general rule that where a trustee merely invests funds and collects and distributes the income therefrom, the trust is not engaged in business and is not subject to the franchise tax. BURRELL v. LYNCH, 274 A.D. 347, 84 N.Y.S.2d 171 (3rd Dept. 1948), ORDER RESETTLED, 274 A.D. 1083, 85 N.Y.S.2d 705 (3rd Dept. 1949).

         In an Opinion of the Attorney General of the State of New York, 47 N.Y. Att'y. Gen. Rep. 213 (Nov. 24, 1942), it was held that where the trustee of an unincorporated investment trust was without authority to reinvest amounts received upon the sales of securities and could dispose of securities making up the trust only upon the happening of certain specified events or the existence of certain specified conditions, the trust was not subject to the franchise tax.

         In the instant situation, the Trustee is not empowered to, and we assume will not, sell securities contained in the corpus of the Trust and reinvest the proceeds therefrom. Further, the power to sell such securities is limited to circumstances in which the credit-worthiness or soundness of the issuer of such security is in question or in which cash is needed to pay redeeming Unit holders or to pay expenses, or where the Trust is liquidated subsequent to the termination of the Indenture. In substance, the Trustee will merely collect and distribute income and will not reinvest any income or proceeds, and the Trustee has no power to vary the investment of any Unit holder in the Trust.

         Under Subpart E of Part I, Subchapter J of Chapter 1 of the Internal Revenue Code of 1986, as amended (the "Code"), the grantor of a trust will be deemed to be the owner of the trust under certain circumstances, and therefore taxable on his proportionate interest in the income thereof. Where this Federal tax rule applies, the income attributed to the grantor will also be income to him for New York income tax purposes. See TSB-M-78(9)(c), New York Department of Taxation and Finance, June 23, 1978.

         By letter, dated today, Messrs. Chapman and Cutler, counsel for the Depositor, rendered their opinion that each Unit holder will be considered as owning a share of each asset of a Trust in the proportion that the number of Units held by such holder bears to the total number of Units outstanding and the income of a Trust will be treated as the income of each Unit holder in said proportion pursuant to Subpart E of Part I, Subchapter J of Chapter 1 of the Code.

         Based on the foregoing and on the opinion of Messrs. Chapman and Cutler, counsel for the Depositor, dated today, upon which we specifically rely, we are of the opinion that under existing laws, rulings and court decisions interpreting the laws of the State and City of New York:

            1. The Trust will not constitute an association taxable as a corporation under New York law, and, accordingly, will not be subject to tax on its income under the New York State franchise tax or the New York City general corporation tax;

            2. The income of the Trust will be treated as the income of the Unit holders under the income tax laws of the State and City of New York; and

            3. Unit holders who are not residents of the State of New York are not subject to the income tax laws thereof with respect to any interest or gain derived from the Trust or any gain from the sale or other disposition of the Units, except to the extent that such interest or gain is from property employed in a business, trade, profession or occupation carried on in the State of New York.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Units and to the use of our name and the reference to our firm in the Registration Statement and in the Prospectus.

                                              Very truly yours,


                                              WINSTON & STRAWN